                                                                     EXHIBIT 2.1

                                                              REDACTED COPY
________________________________________________________________________________


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among


                      AWARD SOFTWARE INTERNATIONAL, INC.,

                           a California corporation;


                          AWARD ACQUISITION SUB CORP.,

                            a Delaware corporation;


                            UNICORE SOFTWARE, INC.,

                          a Massachusetts corporation


                                      and


                                PIERRE A. NARATH



                          ____________________________
                            Dated As Of May 29, 1997

                         _____________________________


________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
SECTION 1.DESCRIPTION OF TRANSACTION....................................   1

     1.1     Merger of the Company into Merger Sub......................   1
     1.2     Effect of the Merger.......................................   1
     1.3     Closing; Effective Time....................................   2
     1.4     Certificate of Incorporation and Bylaws; Directors and
             Officers...................................................   2
     1.5     Conversion of Shares.......................................   2
     1.6     Closing of the Company's Transfer Books....................   3
     1.7     Exchange of Certificates...................................   3
     1.8     Tax Consequences...........................................   5
     1.9     Accounting Treatment.......................................   5
     1.10    Further Action.............................................   5
     1.11    Certain Other Agreements...................................   5

SECTION 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
     SHAREHOLDER........................................................   6

     2.1     Due Organization; No Subsidiaries; Etc.....................   6
     2.2     Articles of Organization and Bylaws; Records...............   6
     2.3     Capitalization, Etc........................................   7
     2.4     Financial Statements.......................................   8
     2.5     Absence of Changes.........................................   8
     2.6     Title to Assets............................................  10
     2.7     Bank Accounts; Receivables.................................  11
     2.8     Equipment; Leasehold.......................................  11
     2.9     Proprietary Assets.........................................  11
     2.10    Contracts..................................................  13
     2.11    Liabilities................................................  15
     2.12    Compliance with Legal Requirements.........................  15
     2.13    Governmental Authorizations................................  15
     2.14    Tax Matters................................................  16
     2.15    Employee and Labor Matters; Benefit Plans..................  17
     2.16    Environmental Matters......................................  20
     2.17    Insurance..................................................  20
     2.18    Related Party Transactions.................................  20
     2.19    Legal Proceedings; Orders..................................  21
     2.20    Authority; Binding Nature of Agreement.....................  21
     2.21    Non-Contravention; Consents................................  22
     2.22    Full Disclosure............................................  22
     2.23    Shareholder Capacity and Financial Capability..............  23
     2.24    Accounting Matters.........................................  23

SECTION 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......  24

     3.1     SEC Filings; Financial Statements..........................  24
     3.2     Authority; Binding Nature of Agreement.....................  24

                               TABLE OF CONTENTS
                                    (CONT.)

                                                                        PAGE
                                                                        ----
     3.3     Valid Issuance.............................................  25
     3.4     Organization; Subsidiaries.................................  25
     3.5     Non-Contravention; Consents................................  25
     3.6     Business...................................................  26
     3.7     Litigation.................................................  26

SECTION 4.CERTAIN COVENANTS OF THE COMPANY, THE SHAREHOLDER AND
     PARENT.............................................................  26

     4.1     Access and Investigation...................................  26
     4.2     Operation of the Company's Business........................  26
     4.3     Notification; Updates to Disclosure Schedule...............  28
     4.4     No Negotiation.............................................  29
     4.5     Covenants of Parent........................................  29

SECTION 5.ADDITIONAL COVENANTS OF THE PARTIES...........................  30

     5.1     Filings and Consents.......................................  30
     5.2     Public Announcements.......................................  30
     5.3     Pooling of Interests.......................................  31
     5.4     Tax Matters................................................  31
     5.5     Employment and Noncompetition Agreements...................  31
     5.6     FIRPTA Matters.............................................  31
     5.7     Release....................................................  31
     5.8     Termination of 401(k) Plan.................................  31
     5.9     Tax Election...............................................  31
     5.10    Tax Payments...............................................  32
     5.11    Payment of Loan............................................  32

SECTION 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
     SUB................................................................  32

     6.1     Accuracy of Representations................................  32
     6.2     Performance of Covenants...................................  32
     6.3     Consents...................................................  32
     6.4     Agreements and Documents...................................  33
     6.5     FIRPTA Compliance..........................................  34
     6.6     No Restraints..............................................  34
     6.7     No Material Adverse Change.................................  34
     6.8     No Governmental Litigation.................................  34
     6.9     No Other Litigation........................................  34
     6.10    Termination of 401(k) Plan.................................  34
     6.11    Termination of Microid Distribution Agreement..............  34

                                      ii.

                               TABLE OF CONTENTS
                                    (CONT.)

                                                                        PAGE
                                                                        ----
SECTION 7.CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY............  35

     7.1     Accuracy of Representations................................  35
     7.2     Performance of Covenants...................................  35
     7.3     Documents..................................................  35
     7.4     No Restraints..............................................  35
     7.5     No Material Adverse Change.................................  35
     7.6     No Governmental Litigation.................................  36
     7.7     No Other Litigation........................................  36

SECTION 8.TERMINATION...................................................  36

     8.1     Termination Events.........................................  36
     8.2     Termination Procedures.....................................  37
     8.3     Effect of Termination......................................  37

SECTION 9.INDEMNIFICATION, ETC..........................................  37

     9.1     Survival of Representations, Etc...........................  37
     9.2     Indemnification by the Shareholder.........................  38
     9.5     No Contribution............................................  38
     9.6     Interest...................................................  39
     9.7     Defense of Third Party Claims (Parent).....................  39
     9.8     Defense of Third Party Claims (Shareholder)................  39
     9.9     Exercise of Remedies by Indemnitees Other Than Parent
             or the Shareholder.........................................  40
     9.10    Method of Payment..........................................  40

SECTION 10.MISCELLANEOUS PROVISIONS.....................................  40

     10.1    Further Assurances.........................................  40
     10.2    Fees and Expenses..........................................  40
     10.3    Brokers....................................................  41
     10.4    Attorneys' Fees............................................  41
     10.5    Notices....................................................  41
     10.6    Confidentiality............................................  42
     10.7    Time of the Essence........................................  42
     10.8    Headings...................................................  42
     10.9    Counterparts...............................................  42
     10.10   Governing Law..............................................  43
     10.11   Successors and Assigns.....................................  43
     10.12   Remedies Cumulative; Specific Performance..................  43
     10.13   Waiver.....................................................  43
     10.14   Amendments.................................................  43
     10.15   Severability...............................................  44
     10.16   Parties in Interest........................................  44

                                      iii.

                               TABLE OF CONTENTS
                                    (CONT.)

                                                                        PAGE
                                                                        ----
     10.17   Entire Agreement...........................................  44
     10.18   Construction...............................................  44


                                      iv.

                               INDEX TO EXHIBITS

Exhibit A  Certain Definitions

Exhibit B  Restated Certificate of Incorporation and Bylaws

Exhibit C  Directors and Officers

Exhibit D  Registration Rights Agreement

Exhibit E  Escrow Agreement

Exhibit F  Tax Representation Letters

Exhibit G  Continuity of Interest Certificate

Exhibit H  Employment Agreement (Pierre A. Narath)

Exhibit I  Noncompetition Agreement (Pierre A. Narath)

Exhibit J  Employment and Noncompetition Agreement (Jason K. Raza)

Exhibit K  Release

Exhibit L  Legal Opinion of Devine, Milliment & Branch, Professional Association

Exhibit M  Legal Opinion of Cooley Godward LLP


                                     v.

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of May 29, 1997, by and among AWARD SOFTWARE INTERNATIONAL, INC., a California corporation ("Parent"); AWARD ACQUISITION SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); UNICORE SOFTWARE, INC., a Massachusetts corporation (the "Company"); and PIERRE A. NARATH, an individual and sole shareholder of the Company (the "Shareholder"). Certain other capitalized terms used in this Agreement are defined in EXHIBIT A.

                                   RECITALS

          A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with the Company in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL"), the Massachusetts Business Corporation Law ("MBCL") and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will be renamed Unicore Software, Inc. and operate as a wholly owned subsidiary of Parent.

          B. It is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

          C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

          D. The Shareholder owns fifty-one (51) shares of the Common Stock (no par value) of the Company ("Company Common Stock"), constituting all of the outstanding capital stock of the Company.

                                   AGREEMENT

          The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

          1.1 MERGER OF THE COMPANY INTO MERGER SUB. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in SECTION 1.3), Merger Sub shall be merged with the Company, and the separate existence of Company shall cease. The Merger Sub will be renamed Unicore Software, Inc. and will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the MBCL.


                                       1.

          1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on May 30, 1997 (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate or agreement of merger conforming to the requirements of the DGCL and MBCL shall be filed with the Secretaries of State of the State of Delaware and the Commonwealth of Massachusetts. The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretaries of State of the State of Delaware and the Commonwealth of Massachusetts (the "Effective Time").

          1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

               (A) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT B; and

               (B) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on EXHIBIT C.

          1.5  CONVERSION OF SHARES.

               (A) Subject to SECTION 1.7(C), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                   (I) each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock held by the Company or any direct or indirect wholly owned subsidiary, which, by virtue of the Merger and without any further action on part of such holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist) shall be converted into the right to receive the "Applicable Fraction" (as defined in SECTION 1.5(B)(I)) of a share of the common stock (no par value) of Parent ("Parent Common Stock"); and

                   (II) each share of the common stock (par value of $.01 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

               (B)  For purposes of this Agreement:

                   (I) The "Applicable Fraction" shall be determined by multiplying (A) the quotient (1) 180,000 over (2) the Adjusted Fully Diluted Company Share Amount (as defined in SECTION 1.5(B)(II)) by (B) the Exchange Ratio (as defined in SECTION 1.5(B)(III)). If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason

                                       2.

of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Applicable Fraction shall be appropriately adjusted.

                   (II) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of Company Common Stock issuable pursuant to or otherwise subject to any subscription, option, warrant, call or any other right to acquire any shares of capital stock of the Company outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be issuable under any such right whether or not vested or currently exercisable).

                   (III)  The "Exchange Ratio" shall be determined by dividing
(A) $17.00 by (B) the Designated Parent Stock Price (as defined in SECTION 1.5(B)(IV)) rounded to six decimal places; provided, however, if the Designated Parent Stock Price is greater than $15.30, such number shall be deemed to be
1.111111 and if the Designated Parent Stock Price is less than $14.00, such shall be deemed to be 1.214285. Based on the Exchange Ratio, the minimum and maximum numbers of shares of Parent Common Stock issuable pursuant to the Merger as contemplated under this Agreement shall be 200,000 and 218,571, respectively.

                    (IV) The "Designated Parent Stock Price" shall be the average of the closing sale prices of a share of Parent Common Stock (weighted by the number of shares traded on each of such days) as reported on the Nasdaq National Market for each of the five consecutive trading days immediately preceding one business day prior to the Closing Date; provided, however, if such price is greater than $15.30, the Designated Parent Stock Price shall be $15.30, and if such price is less than $14.00, the Designated Parent Stock Price shall be $14.00.

          1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in SECTION 1.7.

          1.7  EXCHANGE OF CERTIFICATES.

               (A) At the Closing the Shareholder shall surrender certificate(s) evidencing the Company Common Stock in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor at the Closing or as soon thereafter as reasonably practicable a certificate representing the number of whole shares of

                                       3.

Parent Common Stock that such holder has the right to receive pursuant to the provisions of SECTION 1.5 and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this SECTION 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this SECTION 1.7. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

               (B) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
SECTION 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

               (C) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

               (D) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

               (E) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

               (F) Each certificate representing shares of Parent Common Stock to be issued in the Merger shall bear a legend substantially in the following form:

                                       4.

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO AWARD SOFTWARE INTERNATIONAL, INC. IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

          1.8 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.9 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

          1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

          1.11 CERTAIN OTHER AGREEMENTS. Concurrently with the execution and delivery of this Agreement:

                (A) the Company shall deliver to Parent:

                    (I) a copy of the Registration Rights Agreement in the form of EXHIBIT D (the "Registration Rights Agreement") duly executed and delivered by the Shareholder; and

                    (II) a copy of the Escrow Agreement in the form of EXHIBIT E (the "Escrow Agreement") duly executed and delivered by the Shareholder.

                (B) Parent shall deliver to the respective other parties thereto copies of the Registration Rights Agreement and the Escrow Agreement duly executed by Parent.

          1.12 In order to provide indemnification in accordance with SECTION 9 and the Escrow Agreement, at the Effective Time, Parent shall deliver to First Trust of California, National Association, or any successor escrow agent appointed pursuant to the Escrow Agreement (the "Escrow Agent") that number of shares of Parent Common Stock otherwise issuable to the Shareholder pursuant to
SECTION 1.7 equal to 10% of the total number of shares of Parent Common Stock issuable to the Shareholder, rounded down to the nearest whole share, such shares to be held and applied in accordance with the Escrow Agreement (the "Escrow Shares").

                                       5.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

     The Company and the Shareholder jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (A) Each of the Company and Microid Research, Inc., a California corporation (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the corporate laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (B) Except as set forth in PART 2.1 of the Disclosure Schedule, neither the Company nor the Subsidiary has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Unicore Software, Inc." and "Microid Research, Inc."

          (C) Neither the Company nor the Subsidiary is, nor has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in PART
2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. Each of the Company and the Subsidiary is in good standing as a foreign corporation in each of the jurisdictions identified in PART 2.1 of the Disclosure Schedule.

          (D) PART 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's and the Subsidiary's board of directors,
(ii) the names of the members of each committee of the Company's and the Subsidiary's board of directors, and (iii) the names and titles of the Company's and the Subsidiary's officers.

          (E) Neither the Company nor the Subsidiary owns any controlling interest in any Entity and, except for the equity interests identified in PART
2.1 of the Disclosure Schedule, neither the Company nor the Subsidiary has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither the Company nor the Subsidiary has agreed nor is obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor the Subsidiary has guaranteed nor is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 ARTICLES OF ORGANIZATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies, in all material respects, of:
(1) the Company's and the Subsidiary's articles of organization/incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company and the Subsidiary; and (3) except as set forth in

                                       6.

PART 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Subsidiary, the board of directors of the Company and the Subsidiary and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company and the Subsidiary, the board of directors of the Company or any committee of the board of directors of the Company and the Subsidiary that are not reflected in all material respects in such minutes or other records. There has not been any violation of any of the provisions of the Company's or the Subsidiary's articles of organization/incorporation or bylaws, and neither the Company nor the Subsidiary has taken any action that is inconsistent in any material respect with any resolution adopted by the Company's or the Subsidiary's shareholders, the Company's or the Subsidiary's board of directors or any committee of the Company's or the Subsidiary's board of directors. The books of account, stock records, minute books and other records of the Company and the Subsidiary are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (A) The authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock (no par value), of which fifty-one (51) shares have been issued and are outstanding as of the date of this Agreement. The authorized capital stock of the Subsidiary consists of Twenty Million (20,000,000) shares of Common Stock (no par value), of which Five Million (5,000,000) shares have been issued and are outstanding and owned beneficially and of record by the Company. All of the outstanding shares of Company Common Stock and the Subsidiary Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. PART 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (B) Except as set forth in PART 2.3 of the Disclosure Schedule, and except as contemplated by this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Subsidiary;
(iii) Contract under which the Company or the Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or the Subsidiary.

          (C) Except as set forth in PART 2.3(C) of the Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or

                                       7.

exchangeable for any shares of the capital stock or other securities of the Company or the Subsidiary; (iii) Contract under which the Company or the Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or capital stock or other securities of the Company or the Subsidiary.

          (D) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

          (E) Except as set forth in PART 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the MBCL and all other applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (A) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

              (I) The consolidated unaudited balance sheet of the Company and the Subsidiary as of December 31, 1996, and the unaudited balance sheets of the Company as of 1995 and 1994, and the related income statements, statements of shareholder's equity and statements of cash flows of the Company for the years then ended, together with all footnotes thereto; and

              (II) the consolidated unaudited balance sheet of the Company and the Subsidiary as of March 31, 1996 (the "Unaudited Interim Balance Sheet"), and the related consolidated unaudited income statement of the Company for the three months then ended.

          (B) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in SECTION 2.4(A)(I)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except (i) as the footnotes to the financial statements referred to in SECTION 2.4(A)(I) may expressly indicate otherwise and (ii) that the financial statements referred to in SECTION 2.1(A)(II) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which adjustments will not, individually or in the aggregate, be material).

     2.5 ABSENCE OF CHANGES. Except as set forth in PART 2.5 of the Disclosure Schedule, since December 31, 1996:

                                       8.

          (A) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance or, to the best knowledge of the Company and the Shareholder, prospects, and, to the best of the knowledge of the Company and the Shareholder, no event has occurred that will have a Material Adverse Effect on the Company;

          (B) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets, taken as a whole (whether or not covered by insurance);

          (C) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (D) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (E) there has been no amendment to the Company's articles of organization or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (F) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (G) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 1996, exceeds $10,000;

          (H) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in SECTION 2.10(A)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

          (I) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person other than sales of inventory in the ordinary course of business, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (J) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness except in the ordinary course of business and where the amount of such uncollected receivables do not exceed $10,000 in the aggregate;

                                       9.

          (K) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (L) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (M) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (N) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (O) the Company has not made any Tax election;

          (P) the Company has not commenced or settled any Legal Proceeding;

          (Q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (R) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS

          (A) Except for assets held under capitalized leases set forth in PART
2.6 of the Disclosure Schedule and personal property sold in the ordinary course of business since December 31, 1996, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in PARTS 2.1(E), 2.7(B) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in PART 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in PART 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, (y) security interests identified in the Unaudited Interim Balance Sheet or the footnotes thereto, and (z) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

                                      10.

          (B) PART 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (A) PART 2.7(A) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (B) PART 2.7(B) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of December 31, 1996. Except as set forth in PART 2.7(B) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1996 and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. Except as set forth in PART 2.7(B) of the Disclosure Schedule, such accounts receivable are collectible within 60 days (net of an allowance for doubtful accounts set forth in PART 2.7(B) of the Disclosure Schedule) and are not subject to any contest, claim or right of set-off other than refunds in the ordinary course of business and consistent with past practice.

     2.8  EQUIPMENT; LEASEHOLD.

          (A) All material items of equipment and other tangible assets owned by or leased to the Company which have a value, in the case of each item, of $1,000 or more are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (B) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in PART 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (A) PART 2.9(A)(I) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. PART 2.9(A)(II) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. PART 2.9(A)(III) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the

                                      11.

Company. Except as set forth in PART 2.9(A)(IV) of the Disclosure Schedule, the Company has good, valid and merchantable title to all of the Company Proprietary Assets identified in PARTS 2.9(A)(I) and 2.9(A)(II) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in PART 2.9(A)(III) of the Disclosure Schedule. Except as set forth in PART 2.9(A)(V) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in PART 2.9(A)(VI) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (B) The Company has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in PART 2.9(B) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in PART 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (C) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person (provided, however, notwithstanding anything contained in this SECTION 2.9(C) to the contrary, with respect to any Proprietary Asset that is a patent, to the best knowledge of the Company and the Shareholder, the foregoing is true). The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person (provided, however, notwithstanding anything contained in this SECTION 2.9(C) to the contrary, with respect to any Proprietary Asset that is a patent, to the best knowledge of the Company and the Shareholder, the foregoing is true). To the best of the knowledge of the Company and the Shareholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (D) Except as set forth in PART 2.9(D) of the Disclosure Schedule, there has not been any written claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any written specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Shareholder, there is no basis for any such claim.

          (E) The Company Proprietary Assets have been sufficient to enable the Company to conduct its business in the manner in which such business has been and is being

                                      12.

conducted. Except as set forth in PART 2.9(E) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (F) Except as set forth in PART 2.9(F) of the Disclosure Schedule all current and former employees of the Company have executed and delivered to the Company Non-Compete Agreements and Employment Agreements as previously delivered to Parent.

     2.10 CONTRACTS.

          (A) PART 2.10 of the Disclosure Schedule identifies:

              (I) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

              (II) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

              (III) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

              (IV) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (V) each Company Contract relating to the acquisition, issuance or transfer of any securities;

              (VI) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

              (VII) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

              (VIII)each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (IX) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in SECTION 2.18);

              (X) each Company Contract constituting or relating to a Government Contract or Government Bid;

                                      13.

              (XI) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices and which contemplates or involves (A) the payment or delivery of cash or other consideration in an amount in excess of $10,000 in the aggregate, or
(B) the performance of services having a value in excess of $10,000 in the aggregate;

              (XII) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company and which contemplates or involves (A) the payment or delivery of cash or other consideration in an amount in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate; and

              (XIII) any other Company Contract that contemplates or involves
(A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (B) The Company has delivered to Parent accurate and complete copies in all material respects of all written Contracts identified in PART 2.10 of the Disclosure Schedule, including all amendments thereto. PART 2.10 of the Disclosure Schedule provides an accurate description of the material terms of each Company Contract that is not in written form. Each Contract identified in
PART 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Shareholder, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (C) Except as set forth in PART 2.10 of the Disclosure Schedule:

              (I) the Company has not violated or breached, or committed any material default under, any Material Contract, and, to the best of the knowledge of the Company and the Shareholder, no other Person has violated or breached, or committed any material default under, any Material Contract;

              (II) to the best of the knowledge of the Company and the Shareholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or
(D) give any Person the right to cancel, terminate or modify any Material Contract;

                                      14.

              (III) since June 30, 1995, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

              (IV) the Company has not waived any of its material rights under any Material Contract.

          (D) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (E) The Contracts identified in PART 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (F) PART 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since December 31, 1996, except for proposals relating to the acquisition of the Company.

          (G) PART 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet and the footnotes thereto; (b) accounts payable or accrued salaries that have been incurred by the Company since December 31, 1996 in the ordinary course of business and consistent with the Company's past practices;
(c) liabilities under the Company Contracts identified in PART 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (d) the liabilities identified in PART 2.11 of the Disclosure Schedule; and (e) liabilities referenced in PART 2.19 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1994 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had a Material Adverse Effect on the Company. Except as set forth in
PART 2.12 of the Disclosure Schedule, since December 31, 1994, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. PART 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified

                                      15.

in PART 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in PART 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1992 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in PART
2.13 of the Disclosure Schedule. Since December 31, 1992, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS.

          (A) Except as set forth in PART 2.14(A) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been filed on or before the applicable due date (including any extensions of such due date), and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1992 which have been requested by Parent.

          (B) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 1996 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (C) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in PART 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports of Government Bodies (to which the Company has access) relating to the Company Returns. Except as set forth in PART 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (D) Except as set forth in PART 2.14 of the Disclosure Schedule, no claim or Proceeding is pending or, to the best knowledge of the Company and Shareholder, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document

                                      16.

received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Except as set forth in PART 2.14 of the Disclosure Schedule, the Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (E) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (F) Except for the period from April 17, 1996 to December 31, 1996, the Company is, and has at all times since May 6, 1991 been, an S corporation under Subchapter S of Subtitle A of the Code and under applicable state income tax laws. The Shareholder shall be responsible for, and shall indemnify Parent and Merger Sub against, any income tax liability of the Company through the Closing Date.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (A) PART 2.15(A) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (B) Except as set forth in PART 2.15(B) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Shareholder, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

                                      17.

          (C) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in PART 2.15(C) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (D)  With respect to each Plan, the Company has delivered to Parent:

               (I) an accurate and complete copy of such Plan (including all amendments thereto);

               (II) an accurate and complete copy of the annual report filed, if required under ERISA, with respect to such Plan since its inception.

               (III) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (IV) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (V) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (VI) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (E) The Company is not required to be, and, to the best of the knowledge of the Company and the Shareholder, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company and the Shareholder, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

          (F) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

                                      18.

          (G) Except as set forth in PART 2.15(G) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (H) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (I) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (J) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor the Shareholder is aware of any reason why any such determination letter should be revoked.

          (K) Except as set forth in PART 2.15(K) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (L) PART 2.15(L) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to, and never has been a party to, any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (M) PART 2.15(M) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (N) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not have a Material Adverse Effect on the Company.

                                      19.

          (O) Except as set forth in PART 2.15(O) of the Disclosure Schedule, the Company has good labor relations, and the Shareholder has no reason to believe that any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and the Shareholder, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company and the Shareholder, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in PART 2.16 of the Disclosure Schedule. For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state or local Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     2.17 INSURANCE. PART 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder since December 31, 1992, and the Company has delivered to Parent accurate and complete copies in all material respects of the insurance policies identified on PART 2.17 of the Disclosure Schedule. Each of the insurance policies identified in PART 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in PART 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1992 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1992

                                      20.

been, indebted to the Company; (c) since December 31, 1992, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1992 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). For purposes of the Section
2.18 each of the following shall be deemed to be a "Related Party": (i) the Shareholder; (ii) each individual who is, or who has at any time since December 31, 1992 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     2.19 LEGAL PROCEEDINGS; ORDERS.

          (A) Except as set forth in PART 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the Shareholder) no Person has threatened to commence any Legal Proceeding:
(i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Shareholder, except as set forth in PART 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (B) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. The Shareholder is not subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the Shareholder, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                      21.

     2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in PART 2.21 of the Disclosure Schedule or where occurrence will not have a Material Adverse Effect, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of organization or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (B) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (E) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in PART 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 FULL DISCLOSURE.

          (A) This Agreement (including the Disclosure Schedule) does not, and the Shareholder's Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any

                                      22.

material fact necessary in order to make the representations, warranties and information contained herein and to be contained therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (B) Except as set forth in PART 2.22(B) of the Disclosure Schedule, the financial projections on a consolidated basis relating to the Company and the Subsidiary for the fiscal year ending December 31, 1997 of [*] and [*] previously delivered to Parent were prepared in good faith by the Company on the basis of information and assumptions that were fair, complete and reasonable, and consistent with the Company's knowledge of its business and operations, as of the date of such information, and remains so as of the date hereof.

     2.23 SHAREHOLDER CAPACITY AND FINANCIAL CAPABILITY.

          (A) The Shareholder has the capacity and financial capability to comply with and perform all of his covenants and obligations under this Agreement and any of the other agreements contemplated hereby to which the Shareholder is or may become a party.

          (B) The Shareholder:

              (I) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against him, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of his assets, (D) admitted in writing his inability to pay his debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under this Agreement or any of the other agreements contemplated hereby; or

              (II) is subject to any Legal Requirement that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under this Agreement or any of the other agreements contemplated hereby.

          (C) There is no Legal Proceeding pending, and, to the best of the Shareholder's knowledge, no Person has threatened to commence any Legal Proceeding, that may have an adverse effect on the ability of the Shareholder to comply with or perform any of his covenants or obligations under this Agreement or any of the other agreements contemplated hereby. To the best of the Shareholder's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     2.24 ACCOUNTING MATTERS. Neither the Company nor the Shareholder has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      23.

     For purposes of the representations and warranties contained in SECTIONS 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18,
2.19, 2.21 AND 2.24, "the Company" shall be deemed to mean each of the Company and the Subsidiary.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholder as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (A) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report (on a form other than Form S-8) including, without limitation, the most recent annual report to stockholders and Form 10-K and 10-Q reports, proxy statements and other periodic filings made with the SEC and definitive proxy statement filed by Parent with the SEC between January 1, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of

                                      24.

debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. Subject to SECTION 1.5(C), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, without violation of any preemptive or dissenter's rights and in full compliance with all applicable securities laws.

     3.4 ORGANIZATION; SUBSIDIARIES. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which they are incorporated. Each of Parent and Merger Sub has the corporate power and authority to own and lease its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensure necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on its business, results of operations or financial condition of Parent.

     3.5 NON-CONTRAVENTION; CONSENTS. Except where occurrence of the foregoing will not have a material adverse effect on Parent, the execution and delivery of this Agreement and the consummation of any of the transactions contemplated hereby by Parent and Merger Sub does not and will not:

          (I) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

          (II) violate, or result with the passage of time in the violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the properties of Parent or Merger Sub pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which Parent or Merger Sub is a party or by which it or any of its properties are bound;

          (III) violate any law, order, judgment or decree to which Parent or Merger Sub is subject;

          (IV) violate or conflict with any other restriction of any kind or character to which Parent or Merger Sub is subject, or by which any of its assets may be bound; or

          (V) constitute an event permitting termination of an agreement to which Parent or Merger Sub is subject, if in any such circumstances, individually or in the aggregate with all other such events, such termination could have consequences materially adverse to Parent.

Except in connection with the organization of Merger Sub and other filings necessary to effectuate the Merger and notification of listing of additional shares to Nasdaq National Market,

                                      25.

no consent, authorization, order or approval of, or filing or registration with any governmental commission, board or other regulatory body is required for or in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by each of them of any of the transactions contemplated hereby.

     3.6 BUSINESS. Merger Sub has not engaged in any activities other than those incident to its organization or as contemplated by the terms of this Agreement.

     3.7 LITIGATION. There is no action, suit, proceeding or investigation pending, or, to the best knowledge of Parent or Merger Sub, threatened, against or related to the respective properties or business of Parent or Merger Sub which will materially adversely affect or prohibit consummation the transactions contemplated thereby.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY, THE SHAREHOLDER AND PARENT.

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Except and to the extent required by applicable law, each of the parties hereto will not disclose or otherwise use, and will cause its Representatives not to use or otherwise disclose, any Confidential Information (as defined below) furnished by or on behalf of either Parent or the Company at any time or in any manner other than in connection with the transactions contemplated hereby. "Confidential Information" shall mean any information (written or oral) (i) pertaining to either the Company or Parent, (ii) is confidential and proprietary in nature,
(iii) is furnished to any of the parties hereto and their Representatives, and
(iv) is conspicuously marked, or identified as, "CONFIDENTIAL" at the time of its delivery; provided, that notwithstanding the foregoing, "Confidential Information" shall not include any information or material (a) that is already in the other party's possession prior to February 27, 1997, (b) that is obtained by or that is or becomes available to any of the parties hereto or their respective Representatives from a source other than pursuant to this Agreement or in breach of this SECTION 4.1, (c) that is obtained or is or becomes available through the normal course of any business dealings between the parties hereto, (d) that is in or enters the public domain or that otherwise is or becomes generally available other than in breach of this SECTION 4.1, or (e) that is independently developed by any of the parties hereto or their respective Representatives.

     4.2  OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing Period:

          (A) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                                      26.

          (B) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (C) the Company shall keep in full force all insurance policies identified in PART 2.17 of the Disclosure Schedule;

          (D) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (E) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (F) neither the Company nor the Shareholder shall amend or permit the adoption of any amendment to the Company's articles of organization or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (G) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (H) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $1,000.00 per month;

          (I) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

          (J) except for transactions in the ordinary course of business and that do not exceed $5,000, individually or in the aggregate, the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (K) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

                                      27.

          (L) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $50,000;

          (M) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (N) the Company shall not make any Tax election;

          (O) the Company shall not commence or settle any material Legal Proceeding;

          (P) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(o)" above.

     For purposes of this SECTION 4.2, "the Company" shall be deemed to mean each of the Company and the Subsidiary.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (A) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

              (I) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company or the Shareholder in this Agreement;

              (II) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by the Company or the Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (III) any breach of any material covenant or obligation of the Company or the Shareholder; and

              (IV) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in SECTION 6 or
SECTION 7 impossible or unlikely.

          (B) If any event, condition, fact or circumstance that is required to be disclosed pursuant to SECTION 4.3(A) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure

                                      28.

Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change.

          For purposes of this SECTION 4.3, "the Company" shall be deemed to mean each of the Company and the Subsidiary.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor the Shareholder shall, directly or indirectly:

          (A) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (B) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (C) accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or the Shareholder during the Pre-closing Period.

     4.5 COVENANTS OF PARENT. Parent hereby covenants and agrees with the Company and the Shareholder as follows:

          (A) PRESERVATION OF BUSINESS ORGANIZATION. Parent shall use all reasonable efforts to cause to preserve without material impairment the business of Parent and its subsidiaries and their goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Parent and its subsidiaries.

          (B) CARRY ON IN REGULAR COURSE. Parent shall carry on its business in the ordinary and usual course in a manner consistent with its past practices.

          (C) Documents and information to be Furnished. Parent shall furnish to the Shareholder, promptly after filed with the SEC, its audited year-end report in the form filed with the SEC on Form 10-K prescribed under the Exchange Act, its unaudited quarterly financial reports in the form filed with the SEC on Form 10-Q prescribed under the Exchange Act and such other reports, statements, documents and other items Parent delivers, or is required to deliver, to any of its shareholders.

          (D) NOTICES OF CERTAIN EVENTS. During the Pre-Closing Period, Parent shall promptly notify the Company of:

              (I) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or

                                      29.

constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

              (II) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (III)  any breach of any covenant or obligation of Parent; and

              (IV) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in SECTION 6 or
SECTION 7 impossible or unlikely.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement, except where the failure to obtain such Consent would not, in the case of the Company, have a Material Adverse Effect and, in the case of Parent, a material adverse effect on its business, financial condition or results of operations. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2  PUBLIC ANNOUNCEMENTS.

          (A) During the Pre-Closing Period, neither the Company, the Subsidiary nor the Shareholder shall (and the Company and the Subsidiary shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent.

          (B) Parent shall not, and shall not permit any its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law

                                      30.

or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material; provided, however, that notwithstanding anything to the contrary contained in this SECTION 5.2, Parent shall be entitled to file with the SEC, after the execution and delivery of this Agreement, a Report on Form 8-K, together with a copy of this Agreement (including the exhibits hereto) and the press release (which shall have been approved by the Company) announcing this Agreement.

     5.3 POOLING OF INTERESTS. Before and after the Closing, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.4 TAX MATTERS. Prior to the Closing, (a) Parent and the Company shall execute and deliver, to Cooley Godward llp and to Devine, Millimet & Branch, Professional Association, tax representation letters in substantially the form of EXHIBIT F (which will be used in connection with the legal opinion contemplated by SECTION 7.3(A)), and (b) the Shareholder shall execute and deliver to Parent a Continuity of Interest Certificate in the form of EXHIBIT G.

     5.5 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. At or prior to the Closing, the Shareholder shall execute and deliver to the Company and Parent an Employment Agreement in the form of EXHIBIT H and a Noncompetition Agreement in the form of EXHIBIT I. The Company shall use all commercially reasonable efforts to cause Jason K. Raza to execute and deliver to the Company and Parent, at the Closing, an Employment and Noncompetition Agreement in the form of EXHIBIT J.

     5.6 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.7 RELEASE. At the Closing, the Shareholder shall execute and deliver to the Company a Release in the form of EXHIBIT K.

     5.8 TERMINATION OF 401(K) PLAN. Immediately prior to the Closing, the Company shall terminate its 401(k) Plan, and shall ensure that no employee or former employee of the Company has any rights under such Plan after termination thereof and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company. Following the Closing Date, Parent and Merger Sub shall take all commercially reasonable actions as are necessary to provide for a direct rollover of the accounts of the Company's employees in the Company's 401(k) Plan to a qualified retirement plan maintained by Parent for all such employees who request such direct rollover.

     5.9 TAX ELECTION. After the Closing, Parent, the Company and the Shareholder shall make an election under Section 1377(a)(2) of the Code to treat the Company or Surviving

                                      31.

Corporation as having two taxable years, the first of which will be deemed to terminate on the Closing Date.

     5.10 TAX PAYMENTS. Prior to April 15, 1998, Parent shall cause the Surviving Corporation to distribute to the Shareholder cash in an amount equal
(i) the amount of K-1 income recognized from the Company for the period from January 1, 1997 through the date immediately preceding the Closing Date multiplied by (ii) the combined maximum marginal rate of federal and applicable state income tax applicable to individuals (taking into account the deductibility of state income taxes and any distributions in respect of such tax liability previously made to the Shareholder).

     5.11 PAYMENT OF LOAN. Within 60 days following the Closing Date, Merger Sub agrees, and Parent agrees to cause Merger Sub, to prepay the amounts outstanding under that certain loan agreement, dated April 17, 1996, between Lawrence Savings Bank and the Company for the original principal amount of $450,000 (the "Loan Agreement"). The Company and the Shareholder represent that as of the Closing Date, the principal balance outstanding under the Loan Agreement shall not exceed $352,500. Except as set forth in PART 2.10(C) of the Disclosure Schedule, the Company and the Shareholder represent that neither the Company nor the Shareholder has violated, breached or committed any default under the Loan Agreement nor any other agreements entered into in connection with the Loan Agreement. The Company and the Shareholder further represent that prepayment of the amounts under the Loan Agreement or any agreement contemplated thereby shall not subject the Company, Merger Sub, the Shareholder or Parent to any prepayment penalty, make whole payment provision or other similar fee whether or not pursuant to the terms of the Loan Agreement.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Shareholder in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Shareholder is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in PART 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and

                                      32.

effect, except when failure to obtain such Consent will not have a Material Adverse Effect on the Company or Parent.

     6.4 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (A) Employment Agreement and Noncompetition Agreement in the form of EXHIBITS H and I, executed respectively, by Pierre A. Narath;

          (B) Employment and Noncompetition Agreement in the form of EXHIBIT J, executed by Jason K. Raza

          (C) Release in the form of EXHIBIT K, executed by the Shareholder;

          (D) confidential information and assignment agreements, reasonably satisfactory in form and content to Parent, executed by those employees listed in PART 6.4(D) of the Disclosure Schedule;

          (E) the statement referred to in SECTION 5.6(A), executed by the Company;

          (F) Continuity of Interest Certificates in the form of EXHIBIT G, executed by the Shareholder;

          (G) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by 114 Executive Park Trust (the "Landlord") and an Amendment to Commercial Lease, dated January 5, 1996, between the Company and the Landlord satisfactory in form and content to Parent;

          (H) a legal opinion of Devine, Millimet & Branch, Professional Association, dated as of the Closing Date, in the form of EXHIBIT L;

          (I) a letter from Price Waterhouse LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (J) a certificate executed by the Shareholder and containing the representation and warranty of the Shareholder that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied (the "Shareholder's Closing Certificate"); and

          (K) written resignations of all directors of the Company and the Subsidiary, effective as of the Effective Time.

                                      33.

     6.5 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in SECTION 5.6(B).

     6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, operation or financial performance, or, to the best knowledge of the Company and the Shareholder, prospects of the Company since December 31, 1996, except for (a) any such material adverse change that is demonstrated by the Company to have resulted from changes that occurred after the date of this Agreement in general business conditions in the personal computer industry, and (b) any material adverse change in the Company's financial performance that is temporary in nature and is demonstrated by the Company to have resulted directly from the public announcement or the pendency of the Merger.

     6.8 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     6.9 NO OTHER LITIGATION. There shall not be pending or threatened to commence any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limited in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     6.10 TERMINATION OF 401(K) PLAN. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of its 401(k) plan referred to in SECTION 5.8.

     6.11 TERMINATION OF MICROID DISTRIBUTION AGREEMENT. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of that certain Domestic Mail Order Distribution Agreement, dated April 11, 1994, between the

                                      34.

Company and the Subsidiary, as amended by Modification No. 1 to Domestic Mail Order Distribution Agreement, dated September 16, 1994. Pursuant to such termination, neither the Company, the Subsidiary, Merger Sub nor Parent shall have any further obligations, and shall not be subject to any liability, under such agreement as amended.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company and Shareholder to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 DOCUMENTS. The Shareholder shall have received the following documents:

          (A) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of EXHIBIT M.

          (B) Employment Agreement and Noncompetition Agreement of Pierre A. Narath in the form of Exhibits H and I, each executed on behalf of the Parent;

          (C) Employment and Noncompetition Agreement of Jason K. Raza in the form of EXHIBIT J, executed on behalf of Parent;

          (D) A certificate executed by Parent and Merger Sub containing the representation and warranty of each entity that each of the representations and warranties set forth in SECTION 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in SECTIONS 7.1, 7.2 and 7.3 have been duly satisfied.

     7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Parent's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement, except for (a) any such material adverse change that is demonstrated by Parent to have resulted directly from changes that occurred after the date of this

                                      35.

Agreement in general business conditions in the personal computer industry, and
(b) any material adverse change in Parent's financial performance that is temporary in nature and is demonstrated by Parent to have resulted directly from the public announcement or the pendency of the Merger (it being understood that a decline in Parent's stock price shall not, in and of itself, constitute a "material adverse change in Parent's business, condition, assets, liabilities, operations or financial performance").

     7.6 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from the Company or any of its subsidiaries any damages that may be material to the Company; (c) seeking to prohibit or limit in any material respect the Company's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of the Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     7.7 NO OTHER LITIGATION. There shall not be pending or threatened to commence any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from the Company or any of its subsidiaries any damages that may be material to the Company; (c) seeking to prohibit or limited in any material respect the Company's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

SECTION 8.  TERMINATION

     8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

          (A) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in SECTION 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (B) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in SECTION 7 has become impossible (other than as a result of any failure on the part of the Company or the Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (C) by Parent at or after the Scheduled Closing Time if any condition set forth in SECTION 6 has not been satisfied by the Scheduled Closing Time;

                                      36.

          (D) by the Company and the Shareholder at or after the Scheduled Closing Time if any condition set forth in SECTION 7 has not been satisfied by the Scheduled Closing Time;

          (E) by Parent if the Closing has not taken place on or before May 30, 1997 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (F) by the Company and the Shareholder if the Closing has not taken place on or before May 30, 1997 (other than as a result of the failure on the part of the Company or the Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (G) by the mutual consent of Parent and the Company.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to SECTION 8.1(A), SECTION 8.1(C) or SECTION 8.1(E), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to SECTION 8.1(B), SECTION 8.1(D) or SECTION 8.1(F), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
SECTION 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
SECTION 10 (except SECTION 10.1); and (c) the Company shall, in all events, remain bound by and continue to be subject to SECTION 5.2.

SECTION 9.  INDEMNIFICATION, ETC.

     9.1  SURVIVAL OF REPRESENTATIONS, ETC.

          (A) The representations and warranties made by the Shareholder (including the representations and warranties set forth in SECTION 2 and the representations and warranties set forth in the Shareholder's Closing Certificate) shall survive the Closing and shall expire on the [*] of the Closing Date; provided, however, that the representations and warranties of the Company and the Shareholder set forth in [*] shall survive the Closing until [*]; provided, further, that if, at any time prior to the [*] of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholder a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Shareholder (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      37.

claim for recovery under SECTION 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

          (B) The Disclosure Schedule, the representations, warranties, covenants and obligations of the Company and the Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to (except as set forth in the Disclosure Schedule), or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (C) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Shareholder in this Agreement.

          (D) The representations and warranties made by Parent set forth in
SECTION 3 shall survive the Closing and shall expire on the date that is [*] after the filing of Parent's first quarterly report on Form 10-Q filed with the SEC subsequent to the Closing Date; provided, however, that if, at any
                                        -----------------
time prior to such date, the Shareholder (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent (and setting forth in reasonable detail the basis for the Shareholder's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
SECTION 9.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

     9.2  INDEMNIFICATION BY THE SHAREHOLDER.

          (A) From and after the Effective Time (but subject to SECTIONS 9.1(A) and 9.4), the Shareholder, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in SECTION 2 or in the Shareholder's Closing Certificate; (ii) any breach of any covenant or obligation of the Company or the Shareholder (including the covenants set forth in SECTIONS 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this SECTION 9).

          (B) The Shareholder acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (provided, however, Parent and the Surviving Corporation together shall not be entitled to recover more than once for the same Damages).

     9.3 INDEMNIFICATION BY THE PARENT. From and after the Effective Time (but subject to SECTIONS 9.1(d) AND 9.4), Parent, shall hold harmless and indemnify the Shareholder from and against, and shall compensate and reimburse the Shareholder for, any Damages which are directly or indirectly suffered or incurred by the Shareholder or to which the Shareholder may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in SECTION 3; (ii) any breach of any covenant or obligation of Parent; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by the Shareholder for the purpose of enforcing any of its rights under this SECTION 9).

     9.4  LIMITATIONS.

          (a) Notwithstanding anything contained herein to the contrary, the Shareholder shall not be required to make any indemnification payments to any Indemnitee pursuant to this Agreement, including, without limitation SECTION 9.2, until such time as the total amount of all Damages suffered or incurred by the Indemnitees exceeds [*] at which time the Indemnitees shall be entitled to be indemnified against all Damages in excess of [*], provided that the Shareholder obligations under SECTION 9 shall not exceed [*].

          (b) Notwithstanding anything contained herein to the contrary, Parent shall not be required to make any indemnification payments to the Shareholder pursuant to this Agreement, including without limitation SECTION 9.2, until such time as the total amount of all Damages suffered or incurred by the Shareholder exceeds [*] at which time the Shareholder shall be entitled to be indemnified against all Damages in excess of [*]; provided, that the Purchaser's obligations under this SECTION 9 shall not exceed [*].

     9.5 NO CONTRIBUTION. The Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      38.

contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Shareholder's Closing Certificate.

     9.6 INTEREST. Any Person who is required to hold harmless, indemnify, compensate or reimburse any other Person (whether an Indemnitee or the Shareholder) pursuant to this SECTION 9 with respect to any Damages shall also be liable for interest on the amount of such Damages (for the period commencing as of the date on which such Person first received notice of a claim for recovery and ending on the date on which the liability of the indemnifying party is fully satisfied) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.7 DEFENSE OF THIRD PARTY CLAIMS (PARENT). In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this SECTION 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (A) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Shareholder;

          (B) the Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (C) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholder; provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Shareholder prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholder shall not limit any of the obligations of the Shareholder under this SECTION 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.8 DEFENSE OF THIRD PARTY CLAIMS (SHAREHOLDER). In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which Parent may become obligated to hold harmless, indemnify, compensate or reimburse the Shareholder pursuant to this SECTION 9, the Shareholder shall have the right, at his election, to proceed with the defense of such claim or Legal Proceeding on his own. If the Shareholder so proceeds with the defense of any such claim or Legal Proceeding:

          (A) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Parent;

                                      39.

          (B) Parent shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (C) the Shareholder shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Parent; provided, however, that such consent shall not be unreasonably withheld.

The Shareholder shall give Parent prompt notice of the commencement of any such Legal Proceeding against the Shareholder; provided, however, that any failure on the part of the Shareholder to so notify the Parent shall not limit any of the obligations of the Shareholder under this SECTION 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.9 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT OR THE SHAREHOLDER. Parent (or any successor thereto or assign thereof) and the Shareholder shall be the only Persons permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) or the Shareholder, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.10 METHOD OF PAYMENT. In the event the Designated Parent Stock Price (calculated at the time of claim for indemnification) is greater than $15.30, any claims for indemnification against the Shareholder pursuant to SECTION 9.2 may first be satisfied from the Escrow Shares at the Shareholder's option. Notwithstanding the preceding sentence, for purposes of the payment of Escrow Shares in satisfaction of such indemnification obligations, the Escrow Shares shall be valued at the Designated Parent Stock Price.

SECTION 10.    MISCELLANEOUS PROVISIONS

     10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this

                                      40.

Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement, excluding amounts payable pursuant to Employment Agreements referenced at Exhibit H and J) exceeds [*] in the aggregate, such fees, costs and expenses shall be borne and paid by the Shareholder and not by the Company.

     10.3 BROKERS. None of the parties hereto has agreed or become obligated to pay, or has taken any action that might result in any party claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Shareholder agrees to indemnify and hold harmless the Indemnitees from and against, and shall compensate and reimburse any of the Indemnitees for, Damages suffered or incurred as a result of a breach of the foregoing representation on behalf of the Company of the Shareholder. Parent agrees to indemnify and hold harmless the Shareholder from and against, and shall compensate and reimburse the Shareholder for, Damages suffered or incurred as a result of a breach of the foregoing representation on behalf of Parent.

     10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PARENT:

               Award Software International, Inc.
               777 East Middlefield Road
               Mountain View, CA  94043-4023
               Attn:  Kevin J. Berry

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      41.

               with a copy (not constituting notice) to:
               James C. Kitch, Esq.

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA  94306-2155

          IF TO THE COMPANY:

               Unicore Software, Inc.
               1538 Turnpike Street
               North Andover, MA  01845
               Attn:  President

          IF TO THE SHAREHOLDER:

               Pierre A. Narath
               c/o Unicore Software, Inc.
               1538 Turnpike Street
               North Andover, MA 01845
               Attn:  Pierre A. Narath

               with a copy (not constituting notice) to:

               Mark E. Tully, Esq.
               Devine, Millimet & Branch, Professional Association
               12 Essex Street
               Andover, MA  01810

     10.6 CONFIDENTIALITY. Without limiting the generality of anything contained in SECTION 5.2, on and at all times after the Closing Date, the Shareholder and the Company shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the business, financial condition, results of operations or prospects of the Company or Parent. In the event the Closing does not occur, Parent shall continue to abide by its obligations under SECTION 4.1.

     10.7  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     10.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                                      42.

     10.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Shareholder and its respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in SECTION 1.5); the holders of assumed Company Options (to the extent set forth in SECTION 1.6); Parent; Merger Sub; the other Indemnitees (subject to
SECTION 9.6); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under SECTION 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that Parent shall have no right to assign its obligations under this Agreement.

     10.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.13  WAIVER.

            (A) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (B) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

                                      43.

     10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16 PARTIES IN INTEREST. Except for the provisions of SECTIONS 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     10.18  CONSTRUCTION.

            (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (D) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      44.

     The parties hereto have caused this Agreement to be executed and delivered as of May 29, 1997.
                              AWARD SOFTWARE INTERNATIONAL, INC.,
                              a California corporation

                              By:       \s\ Kevin J. Berry
                                 -------------------------------------------

                              Name:         Kevin J. Berry
                                   -----------------------------------------

                              Title:    Chief Financial Officer
                                    ----------------------------------------

                              AWARD ACQUISITION SUB CORP.,
                              a Delaware corporation

                              By:       \s\ Kevin J. Berry
                                 -------------------------------------------

                              Name:         Kevin J. Berry
                                   -----------------------------------------

                              Title:         President
                                    ----------------------------------------

                              UNICORE SOFTWARE, INC.,
                              a Massachusetts corporation

                              By:       \s\ Pierre A. Narath
                                 -------------------------------------------
                                   Pierre A. Narath, President and Treasurer

                                        \s\ Pierre A. Narrath
                              ----------------------------------------------
                              PIERRE A. NARATH


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      45.

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (A) the sale, license, disposition or acquisition of all or a material portion of the Company's or the Subsidiary's business or assets;

          (B) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or the Subsidiary, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or the Subsidiary; or

          (C) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or the Subsidiary.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization, as it may be amended from time to time.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company or the Subsidiary is a party; (b) by which the Company or the Subsidiary or any of their assets is or may become bound or under which the Company or the Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or the Subsidiary has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or the Subsidiary or otherwise used by the Company or the Subsidiary.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated and delivered as of the date of the Agreement), which is arranged in parts corresponding to the numbered and lettered subsections in SECTION 2 and identifies the exception with particularity, describes the relevant facts in reasonable detail and states with specificity the subsection to which each disclosure or exception is made, delivered to Parent on behalf of the Company and the Shareholder. No disclosure or exception in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty unless such disclosure satisfies the requirements set forth in the preceding sentence.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          (I) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

          (II) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholder shall not be deemed to be "Indemnitees."

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

          (A) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (B) federal, state, local, municipal, foreign or other government.

          (C) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (D) multi-national organization or body; or

          (E) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     INDEMNITEES.  "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholder shall not be deemed to be an "Indemnitee."

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Shareholder's Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) could be reasonably expected to have a material adverse effect on the Company's or the Subsidiary's business, condition, assets, liabilities, operations or financial performance or, in the reasonable good faith belief of the Company or the Shareholder, the Company's or the Subsidiary's prospects.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      Pursuant to Regulation S-K Item 601(b)(2), the following is a list briefly describing the contents of all omitted attachments. The omitted attachments do not contain information that is material to an investment decision or that has otherwise been disclosed in the Merger Agreement or the Form 8-K/A. The Company will furnish supplementally a copy of any omitted attachment to the Commission upon request.

                               INDEX TO EXHIBITS

Exhibit B  Restated Certificate of Incorporation and Bylaws

Exhibit C  Directors and Officers

Exhibit F  Tax Representation Letters

Exhibit G  Continuity of Interest Certificate

Exhibit J  Employment and Noncompetition Agreement (Jason K. Raza)

Exhibit L  Legal Opinion of Devine, Milliment & Branch, Professional Association

Exhibit M  Legal Opinion of Cooley Godward LLP

        Pursuant to Regulation S-K Item 601(b)(2), the following is a list briefly the contents of all omitted schedules. The omitted schedules do not contain information that is material to an investment decision or that has otherwise been disclosed in the Merger Agreement or the Form 8-K/A. The Company will furnish supplementally a copy of any omitted schedule or attachment to the Commission upon request.


1.  Other Names

2.  Foreign Qualifications

3.  Officers and Directors

4.  Controlling Interests in Other Entities

5.  Repurchase Options

6.  Distributions

7.  Licensing of Assets

8.  Accounts Receivable

9.  Contributions to Employee Benefit Plans

10. Raises since December 31, 1996

11. New Employees Since December 31, 1996

12. Tax Elections

13. Emcumbrances

14. Capitalized Leases

15. Items Leased or Licensed to the Company

16. Bank Accounts

17. Accounts Receivable

18. Description of Proprietary Assets filed with a Governmental Body

19. Description of All Other Company Proprietary Assets



                                      1.

20. Proprietary Assets Licensed to the Company

21. Title to Proprietary Assets

22. Payments for Proprietary Assets

23. Precautionary Measures; Disclosures of Source of Object Codes

24. Customer Claims Regarding Proprietary Assets

25. Exclusive License of Proprietary Assets

26. Covenant Not to Compete

27. Current Employees Without Non-Disclosure Agreements and/or Employment Contracts

28. Past Employees Without Non-Disclosure Agreements and/or Employment Contracts

29. Employment Contracts

30. Contracts Relating to Proprietary Assets

31. Contracts Restricting the Company

32. Contracts Relating to Encumbrances

33. Guaranty and Indemnity Agreements

34. Contracts Relating to Sharing of Revenues

35. Related Party Contracts

36. Government Contracts

37. Contracts Outside of the Ordinary Course of Business

38. Contract that cannot be Terminated on 60 days Notice

39. Enforceability of Material Contracts

40. Violations of Contracts

41. Other Contracts

42. Proposed Contracts

43. Extensions

44. Tax Returns

45. Revenue Accruals

46. Extensions or Waivers

47. Tax Claims

48. Adjustments

49. Employee Benefit Plans

50. Pension Plans

51. Benefits After Termination of Employment

52. Additional Payments Related to Merger

53. Salaried Employees

54. Insurance

55. Related party Transactions

56. Legal Proceedings

57. Orders

58. Violation of Contracts

59. Filings

60. Projections

61. Accounts Receivable